July 20, 2009




Mr. Timothy J. Hopkins
2 Evans Lane Old Field
New York 11733




Dear Tim:

     This letter will serve to supplement our recent conversations and to set forth our understanding on the payment of a cash bonus in the event of a sale of The Plow & Hearth, Inc., The Plow & Hearth I, LLC, and The Children's Group, Inc., (collectively "Madison Brands") and furthermore to amend the terms of your Offer Letter dated February 9, 2005 (the "Offer Letter") as provided for herein.

     1. In the event that 1-800-Flowers.Com., Inc., (the "Company") sells the stock of the corporate entities comprising Madison Brands, or sells all or substantially all of the assets of Madison Brands to a third party, then one or more of the following scenarios will occur:

          a) If Madison Brands is sold and you are offered a position with Madison Brands by the new ownership, and you accept same, then you will be entitled to receive from us a one-time cash bonus payment of $100,000, however, the one year severance provided for in your Offer Letter will be deemed amended so that "severance" will be paid by the Company only if you are terminated by your new employer during the first year of such new employment on grounds that would qualify you for severance pursuant to the terms of the Offer Letter. Such severance provided for under the Offer Letter will be prorated based upon the time remaining on the first year of your new employment following the date of termination from same, less any amount received in the way of severance from the new ownership. For example, if you were to be so terminated by your new employer after six (6) months then you would be entitled to receive from us six (6) months severance equal to six (6) months base salary calculated on your base salary at the time of such termination, less any severance received from new ownership. All the other terms related to severance under the Offer Letter shall apply to the "severance' payment discussed in this section 1(a);

          b) If Madison Brands is sold and you are offered a position with the Company or one of its subsidiaries, and you accept same, then you will be entitled to receive a one-time cash bonus payment of $100,000, and the terms of the Offer Letter as to severance remain the same, however, (i) your title provided for in the Offer letter shall be amended to reflect the new position with the Company or its subsidiary, as the case may be and (ii) you waive any claim that you were constructively terminated because of any events occurring prior to the start of your new position with the Company or one of its subsidiaries, as the case may be;
          c) If Madison Brands is sold and you are not offered any position by the new ownership or by the Company, then you will be entitled to receive a one-time cash bonus payment of $100,000, and in addition, you will also be entitled to the one year severance payment to the extent provided for in the Offer Letter and provided you otherwise comply with the terms of the Offer Letter; or
          d) Payment of the aforementioned $100,000 shall be made within 30 days after the closing of the sale of Madison Brands.
          e) In the event of the Liquidation of Madison Brands, then you will be entitled to the one year severance payment to the extent provided for in the Offer Letter and provided you otherwise comply with the terms of the Offer Letter. However, no bonus will be due you.
          f) Notwithstanding the foregoing, in the specific event that you are offered a temporary position for up to a maximum of 60 days with the new ownership to assist with transition of the business to the new owners ("Transition Position"), then in such an event, you will remain entitled to the severance provided for in the Offer letter, without any reduction by the amount of compensation you earned while working in the Transition Position. However, should said position continue past the 60 days then any severance due you from the Company shall be reduced by the amount of compensation you earned while so working past the initial 60 day period.
          g) In the event that Madison Brands is sold for a total purchase price over $25,000,000 then the bonus provided for herein shall be $150,000.

     2. In the event that Madison is not sold or liquidated, then your time to terminate your employment at your own initiative and make any claim under the "Constructive Termination Without Cause" provision of your Offer Letter due to the reorganization changes at Madison Brands which resulted in your taking the position of President, Madison Brands, or for any other reason you believe you may have, shall be extended up to thirty (30) days from the date that the Company advises you that the sale process has concluded. By extending this time to make a claim, the Company is not waiving any of its rights to contest any such claim. In the event that you do not allege a constructive termination as provided above then you will have forever waived such a claim. Furthermore, the terms of the Offer Letter as to severance remain the same, however, your title in the Offer Letter shall be as provided for in section 3 below. In addition, the Company will recommend to the Compensation Committee of the Board of Directors the issuance of an equity award to you, which shall be consistent with the method used for the equity award that was granted by the Compensation Committee in April 2009 for similarly situated employees that received a grant at that time. The Grant Date on any such award approved by the Compensation Committee hereunder shall the third business day after the Company's first releases its quarterly earnings following the approval of the grant by the Compensation Committee.

     3. References in your Offer Letter to "President of Specialty Brands" shall be deemed changed to read President, Madison Brands.

     5. Your rights related to any stock options or restricted stock remains governed by the terms of the Company's 2003 Long Term Incentive and Share Award Plan.

     6. Except as specifically modified by the terms of this letter, the terms of your Offer Letter remain in full force and effect.

     Please acknowledge your agreement to the terms of this letter by signing below and returning same to me in the stamped, self-addressed envelope that is enclosed. This offer, if not so accepted within this period will expire five business days from the date of this letter.



                                                 Sincerely,
                                                 1-800-FLOWERS.COM


                                                  By:  /s/Christopher G. McCann
                                                  -----------------------------
                                                  CHRISTOPHER G. McCANN
                                                  President






I hereby agree to, and accept, the terms of this letter:

 /s/ Timothy J. Hopkins
------------------------------
Timothy J. Hopkins